News Release

Media Contact:
Michael Padovano
mpadovano@5wpr.com

SINCLAIR NAMES ROB WEISBORD PRESIDENT OF LOCAL NEWS & MARKETING SERVICES DIVISION

ANNOUNCES RETIREMENT OF STEVEN MARKS

Baltimore, MD (November 18, 2019) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), a diversified media company and a leader in local news and sports, announced that Rob Weisbord has been named President of its Local News & Marketing Services division effective January 1, 2020. The announcement was made by Chris Ripley, President and Chief Executive Officer of Sinclair. The Company also announced the upcoming retirement of Steven Marks, Executive Vice President & Chief Operating Officer of Sinclair’s TV Group, effective December 31, 2019.

Mr. Ripley commented, “With the growth and diversification of Sinclair and addition of the Regional Sports Networks (RSNs), we found it necessary to add more divisional day-to-day oversight and leadership so that I can focus on long term growth and technology strategies. One need not look further than the over-achievement of our core business and digital properties to understand why Rob was chosen to lead our broadcast business. He has been instrumental in restructuring our sales force to reflect the realities of today’s integrated marketing approaches, he led the team that created our industry-leading digital properties, and has been integral on content and multi-platform distribution strategies. We are excited to promote Rob into this position and look forward to his ability to lead us and keep us at the forefront of market changes.”

“Steve Marks has been with Sinclair since 1986 and has been our Chief Operating Officer since 2003,” commented Mr. Ripley. “Steve has been instrumental in leading us from a couple of television stations to be a leading TV broadcaster today. A consummate and respected broadcast leader who understands all facets of the business, we wish Steve much happiness in this next stage of his life.”

Mr. Weisbord will report into Mr. Ripley and will be responsible for all revenue, programming, promotions and operations of the legacy TV group, now known as the Local TV & Marketing Services division, including the multicast network channels, Ring of Honor, STIRR, and digital groups. In addition, Mr. Weisbord will continue to oversee all revenue initiatives for Tennis Channel and the Sports division (RSNs).

“I am thrilled to lead such a forward-thinking team,” commented Mr. Weisbord. “The video distribution and marketing services platforms are evolving quickly, and we are up to the challenge to ensure we stay at the forefront and a leader. I have had the pleasure of working with Steve Marks for the past 23 years and thank him for all the support he has given me over the years.”

Mr. Weisbord has served as Sinclair’s Chief Revenue Officer, responsible for developing, executing and leading sales and revenue growth strategies and initiatives for Broadcasting, Digital, Advanced Revenue and all Networks sales, a position he has held since December 2017. Mr. Weisbord also oversees Sinclair’s Digital Group. Previously, he served as Chief Operating Officer of Sinclair Digital Group since January 2014, and was responsible for all web/mobile app/social media creation, interaction of the unit with news and television station platforms, revenue generation, and exploring strategic partnerships and potential related acquisitions.  He served as Vice President of New Media from June 2010 to January 2014.  From 2008 to June 2010, he served as Director of Digital Interactive Marketing for Sinclair.  From 1997, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales.  Prior to that and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida.  Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985.  Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Master’s in Business Administration from the University of Tampa.
About Sinclair:

Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 23 regional sports network brands; owns, operates and/or provides services to 191 television stations in 89 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.